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                                                                    EXHIBIT 4(f)

                                    FORM OF
                      ASSIGNMENT AND ASSUMPTION AGREEMENT

        This Agreement among First Colonial Bankshares Corporation, a Delaware corporation ("First Colonial"), Firstar Corporation, a Wisconsin corporation ("Firstar"), and each of the obligors named on the signature pages hereto (each an "Obligor" and collectively the "Obligors") is entered into as of August __, 1994.

        WHEREAS, First Colonial and each of the Obligors are parties to Mandatory Stock Purchase Agreements each dated as of October 17, 1984 (the "Mandatory Stock Purchase Agreements") which were entered into in tandem with the issuance of First Colonial's outstanding 14% Subordinated Notes due October 17, 1996 payable to the Obligors (the "Subordinated Notes"); and

        WHEREAS, Firstar, First Colonial and Firstar Corporation of Illinois ("Sub") have entered into an Agreement and Plan of Reorganization dated as of July 31, 1994 (the "Acquisition Agreement") providing for the merger of First Colonial into Sub and the conversion of all outstanding capital stock of First Colonial into shares of capital stock of Firstar; and

        WHEREAS, capitalized terms not otherwise defined herein are used as defined in the Acquisition Agreement.

        NOW, THEREFORE, in consideration of the mutual covenants hereunder set forth and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

        1. Assignment of Mandatory Stock Purchase Agreements. As of the Effective Time, First Colonial assigns to Firstar all of its rights and obligations under the Mandatory Stock Purchase Agreements. From and after the Effective Time, each of the Mandatory Stock Purchase Agreements shall represent the right and obligation to purchase and sell shares of Firstar Common Stock rather than FCBC Class B Common Stock, and in order to effect such change, each of the Mandatory Stock Purchase Agreements shall automatically be amended as follows:

             a. All references to "FCBC" therein shall become references to Firstar;

             b. The term "Shares" used therein shall refer to Firstar Common Stock;


             c. The first paragraph of Section 1 of each Mandatory Stock Purchase Agreement is hereby amended to read in its entirety as follows:

             1. Purchase and Sale Obligation. Subject to the conditions hereinafter set forth, the Obligor agrees to purchase, and Firstar agrees to sell, on or before October 17, 1996 (the "Purchase Date"), an aggregate of

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     $[amount for each Obligor set forth on signature page] (the "Aggregate
     Purchase Obligation") of Common Stock, $1.25 par value (the "Shares"), of Firstar. The purchase price per share of the Shares (the "Purchase Price") is equal to the Market Price (as defined below) of the Shares as of the Purchase Date, divided by 0.7725, but in no event will the purchase price per share be less than $4.40 nor more than $5.95. No fractional Shares shall be issued or sold pursuant to this Agreement. The number of Shares to be issued to each Obligor on account of such Obligor's Aggregate Purchase Obligation shall be rounded down to the nearest whole number of Shares, and such Obligor's Aggregate Purchase Obligation shall be proportionately reduced by the amount attributable to any such fractional Shares.

             d. For purposes of determining the "Market Price" in the second paragraph in Section 1, all references to "Class A Common" shall become references to Firstar Common Stock.

             e. In the event of any change in the Shares by reason of a declaration of a stock dividend, spin-off, merger, consolidation, recapitalization, or split-up, combination or exchange of shares, or otherwise, the Market Price of the shares as of the Purchase Date, the minimum and maximum limitations on the Purchase Price and the shares of stock issuable hereunder shall be appropriately adjusted by the Board of Directors of Firstar, whose determination shall be conclusive.

         2. Assumption of Subordinated Notes. As of the Effective Time, Firstar assumes all of the obligations of First Colonial under the Subordinated Notes. From and after the Effective Time, each of the Subordinated Notes shall automatically be amended as follows:

               a. All references therein to "FCBC" shall become references to Firstar;

               b. The description of the Mandatory Stock Purchase Agreement in each Subordinated Note shall be amended to the extent necessary to conform with the amendments set forth in Section 1 of this Agreement;

               c.  The paragraph headed "Subordination" in each Subordinated
         Note is amended to read in its entirety as follows:

               Subordination. This Note is subordinated in right of payment to all Senior Indebtedness (as defined below) of Firstar and shall not constitute a claim of any kind against the deposits held by any banking subsidiary of Firstar. "Senior Indebtedness" shall include (i) Firstar's 10 1/4% notes issued under an indenture dated as of May 1, 1988, (ii) Firstar's 10% notes issued under an indenture dated as of June 1, 1986, (iii) all other outstanding indebtedness of Firstar as of July 31, 1994, and (iv) all other indebtedness of Firstar evidenced by


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        instruments acknowledged by Firstar to be, and specifically denominated, as "Senior Indebtedness." Without in any way limiting the general nature of this subordination provision, Firstar and the Holder expressly agree that no payment of principal or interest shall be made or accepted at any time an event of default exists under any Senior Indebtedness.

        3. Agreement and Consent of Obligors. By their execution hereof, each of the Obligors consents to the foregoing provisions of this Agreement.

        4. Further Assurances. Each of the parties to this Agreement agrees to execute and deliver, at the request of Firstar, such further agreements and instruments and take all such further action as may be necessary or appropriate in the opinion of Firstar to carry out the intent of this Agreement. Without limitation of the foregoing, at the Closing, the parties will execute and deliver new Mandatory Stock Purchase Agreements and Subordinated Notes giving effect to the amendments set forth in this Agreement in replacement of the existing Mandatory Stock Purchase Agreements and the outstanding Subordinated Notes.

        5. Restriction on Transfer. Each Obligor agrees not to transfer or otherwise dispose of such Obligor's interest in any Mandatory Stock Purchase Agreement or the Subordinated Notes to a third party transferee unless as a condition of such transfer the third party transferee shall execute an assignment and assumption agreement in form acceptable to Firstar (and substantially in the form of this Agreement), and such agreement shall be deemed a supplement to this Agreement to which all Mandatory Stock Purchase Agreements and Subordinated Notes then or thereafter acquired by the third party transferee shall be subject. First Colonial shall use all reasonable efforts to ensure that each Obligor complies with the foregoing restriction on transfer.

        6. Termination. If the Acquisition Agreement is terminated in accordance with Article X thereof, then this Agreement will terminate simultaneously and the provisions hereof shall have no further force or effect.

        7. No Prohibition. Nothing in this Agreement shall be deemed to restrict an Obligor from fulfilling its obligations under a Mandatory Stock Purchase Agreement prior to the Effective Time or prohibit First Colonial from reducing the principal amount of any Subordinated Note in full or partial satisfaction of the purchase price for shares of FCBC Class B Common Stock issued pursuant to any Mandatory Stock Purchase Agreement prior to the Effective Time.

        8. Miscellaneous. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof. This Agreement may be executed in any number of counterparts which together shall constitute one instrument and shall be governed by and construed in accordance with the laws of the State of Wisconsin and shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.





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               IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

                          FIRST COLONIAL BANKSHARES CORPORATION


                          By: _________________________________
                              Title:



                          FIRSTAR CORPORATION


                          By: _________________________________
                              Title:

Accepted and Agreed to as of
the date first above written:



_____________________________
[Name of Obligor]
Aggregate Purchase Obligation: ________________________
[Add separate signature
line for each Obligor]





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